Exhibit 5.1

Thomas A. Coll

(858) 550-6013

collta@cooley.com

August 11, 2011

Dot Hill Systems Corp.

1351 S. Sunset Street

Longmont CO 80501

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Dot Hill Systems Corp. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 8,000,000 shares of the Company’s Common Stock, $0.001 par value (the “Shares”) issuable pursuant to the Company’s 2009 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws, as amended, the Plan, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda, and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement, and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Thomas A. Coll
Thomas A. Coll

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM